Administrative Office: 4333 Edgewood Road NE Cedar Rapids, IA 52499

February 24, 2012

Mr. Craig Ruckman

Staff Attorney – Office of Insurance Products

Division of Investment Management

U.S. Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549-0506

Re:	Transamerica Life Insurance Company (“Transamerica”), and its Separate Account VA EE
Post-Effective Amendment No. 11 (the “Amendment”) to Form N-4 Registration Statement (File No. 333-149336)

Dear Mr. Ruckman:

Enclosed is a copy of the supplement in the above-referenced filing with the complete information for the bracketed areas.

The purpose of the Amendment is to file a supplement to the prospectus contained in the Registration Statement describing Transamerica’s proposed alternative lump sum offer (the “ALSO”) to Eligible Owners (as defined in the supplement) of certain existing Transamerica variable annuity policies (“Existing Policies”). The ALSO is an offer to buy out Eligible Owners of Existing Policies in return for their full cash surrender value plus an Enhancement Amount. To accept the ALSO, an Eligible Owner may either:

•	surrender their Existing Policy,
•	trade in their Existing Policy for one of three variable annuities (each a “New Policy”) offered by Transamerica, or
•	exchange their Existing Policy for a replacement annuity product issued by an unaffiliated company.

Upon commencement of the ALSO, Transamerica will send Eligible Owners a communication describing the ALSO. This communication will contain the same information provided in the supplement, except that the communication will include only the product comparison chart for the Existing Policy owned by the Eligible Owner (rather than all 27 product comparison charts in the supplement). Eligible Owners who express an interest in a trade in for a New Policy will be provided a current prospectus for the New Policy and the supplement describing the ALSO at the time of application for the New Policy.

No surrender charge under the Existing Policy will be applied to any surrender, trade in or exchange under ALSO, and there is no surrender charge under the base New Policy. For Eligible Owners who request a surrender, the Enhancement Amount will be included as part of the surrender proceeds. For Eligible Owners who request a trade in or external exchange, the Enhancement Amount will be included in the amount used to purchase the New Policy or replacement policy.

If you have any comments or questions, please call Sandy Dix at (319) 355-8427 or Darin Smith at (319) 355-8330.

Very truly yours,

/s/ Sandy K. Dix

Sandy K. Dix

Manager – Registered Product and Distribution

Enclosures

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is contained in a registration statement filed with the Securities and Exchange Commission and we may not sell these securities until that registration statement is effective. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion, Issued February 24, 2012)

(To Prospectus dated May 1, 2012)

FLEXIBLE PREMIUM VARIABLE ANNUITY – O

Issued by

TRANSAMERICA LIFE INSURANCE COMPANY

Supplement dated             , 2012

to the

Prospectus dated May 1, 2012

ALTERNATIVE LUMP SUM OFFER

For Eligible Owners Who Have The

FAMILY INCOME PROTECTOR, MANAGED ANNUITY PROGRAM or

MANAGED ANNUITY PROGRAM II or

GUARANTEED MINIMUM INCOME BENEFIT RIDERS

For a limited time beginning on or about May 21, 2012, the Company is making a one-time Alternative Lump Sum Offer (the “ALSO”) to Eligible Owners (defined below) of the Transamerica variable annuity policies listed below (each, an “Existing Policy”) and an in force Family Income Protector, Managed Annuity Program, Managed Annuity Program II or Guaranteed Minimum Income Benefit rider (each, an “Eligible Rider”). In simple terms, ALSO is an offer to buy you out of your Existing Policy in return for your full cash surrender value plus an “Enhancement Amount” (defined below). If you accept the offer, then you would give up your Existing Policy, including the guaranteed lifetime income provided by the Eligible Rider, in return for the enhancement of your cash surrender value. To accept ALSO, you must either:

—	surrender your Existing Policy (a “Surrender”),
—

trade in your Existing Policy for the Transamerica FreedomSM Variable Annuity, Transamerica AxiomSM (also known as Flexible Premium Variable Annuity – J) with the Access Rider or Transamerica Principium IISM (also known as Flexible Premium Variable Annuity – O) with the Access Rider (each a “New Policy”) offered by the Company (a “Trade In”), or

—	exchange your Existing Policy for an annuity product (a “Replacement Policy”) issued by an unaffiliated company (an “Exchange”).

Please Note: You are not required to accept ALSO or take any action. If you do not accept ALSO, your Existing Policy and Eligible Rider will continue in full force and effect under the terms of the Existing Policy and Eligible Rider.

The Alternative Lump Sum Offer

If you are an Eligible Owner, and all conditions of ALSO are satisfied, we will add to your cash surrender value under the Existing Policy an amount (the “Enhancement Amount”) equal to 80% of your minimum annuitization value or minimum income base (hereinafter both referred to as “annuitization base”) under your Eligible Rider minus the cash surrender value. The Enhancement Amount will be calculated using your cash surrender value and annuitization base next computed after we receive your acceptance of ALSO and any other information we need to process your Surrender, Trade In, or Exchange, in our Administrative and Service Office (the “Transaction Date”). We will add the Enhancement Amount to your cash surrender value immediately before we process your Surrender, Trade In, or Exchange. No surrender charge will be imposed if you accept ALSO and Surrender, Trade In or Exchange your Existing Policy.

Who Qualifies for ALSO

ALSO is available to Existing Policy Owners who meet all of the following conditions on the Transaction Date (“Eligible Owners”):

—	You must be the Owner of an in force Existing Policy;
—	You must have an in force Eligible Rider under the Existing Policy;
—	Your policy value (and cash surrender value) under the Existing Policy must be less than 80% of the annuitization base under the Eligible Rider;
—	The oldest Owner must be age 86 or younger if you want to Trade In your Existing Policy;
—	You must not have annuitized your Existing Policy; and
—

Your Existing Policy must not be part of an ERISA (Employee Retirement Income Security Act of 1974)-governed qualified plan (other than a SEP IRA or SIMPLE IRA). Additionally, ALSO may further be limited by the Company, in its sole discretion if it is determined that offering ALSO to other types of owners could create issues for the Company under ERISA and/or the Internal Revenue Code.

How ALSO Works

If all conditions of ALSO are satisfied, we will process your Surrender, Trade In, or Exchange on the Transaction Date. We will add the Enhancement Amount to your cash surrender value immediately before we process your Surrender, Trade In, or Exchange. No surrender charges under the Existing Policy will be applied to any Surrender, Trade In or Exchange under ALSO. If you request a Surrender, then the Enhancement Amount will be included as part of your surrender proceeds. If, you request a Trade In or Exchange then the Enhancement Amount will be included in the amount used to purchase your New Policy or Replacement Policy.

The Transaction Date will not occur until all applicable requirements of ALSO are satisfied. Additional requirements may apply if you elect a Trade In to a New Policy or an Exchange to a Replacement Policy. Transactions requested but not completed due to your failure to provide sufficient information, or for any other reason beyond the control of the Company, will not be eligible for ALSO.

All surrenders, trade ins, exchanges, and elections will be final. Once you have accepted ALSO, any exchange back to the Existing Policy will not be permitted.

Considerations Regarding Accepting ALSO

The Company cannot recommend a course of action for you. Please consult your financial representative and tax advisor who can help ensure that you have all the facts before you make a decision. Set out below are several facts that you may want to keep in mind when making your decision:

—

You will not incur surrender charges under the Existing Policy if you accept ALSO and surrender, trade in, or exchange your Existing Policy. Also, there is no surrender charge under the base New Policy. However, there may be surrender charges under a Replacement Policy.

—

A Surrender, Trade In, or Exchange will terminate your Existing Policy and all of its benefits. This means, for example, that if you accept ALSO then you will lose the benefits of the Eligible Rider under the Existing Policy. Specifically, if you accept ALSO, then the amount you receive upon surrender, trade in, or exchange of your Existing Policy (including the Enhancement Amount) will be less than the annuitization base under the Eligible Rider. Accordingly, you should not accept ALSO if you intend to annuitize your Existing Policy using the benefits under the Eligible Rider. Accepting ALSO also means you will lose the Existing Policy’s death benefit. The Existing Policy’s death benefit could be greater than the death benefit under the New Policy or a Replacement Policy.

—

If you are considering a Trade In or an Exchange, please remember that annuities are not all alike. You should carefully compare the features of your Existing Policy to those of the New Policy or a Replacement Policy.

—

Certain benefits and features under your Existing Policy may not be available under the New Policy or any other Replacement Policy. By accepting ALSO you would lose these benefits and features under your Existing Policy and not be able to get them back.

—

If you request a Trade In or an Exchange, please remember that in order for it to qualify as a tax-free transaction, the owner and annuitant under the New Policy or Replacement Policy must be the same as under the Existing Policy.

—	A Surrender of the Existing Policy may be taxable to you. A 10% tax penalty also may apply if taken before age 59 1/2. You should consult your tax advisor about the tax consequences of accepting ALSO.

—	The Enhancement Amount may be taxable income to you when withdrawn. You may wish to consult your tax advisor about the tax consequences of receiving the Enhancement Amount.

—

Consult your personal financial representative to discuss whether accepting ALSO would be suitable for your financial, retirement, and insurance needs. Moreover, after taking into account all these factors and your individual circumstances, you, after consultation with your final representative and tax advisor, should independently determine that your cash surrender value plus the Enhancement Amount represents a fair value in exchange for your Existing Contract.

In evaluating ALSO it is important for you to consider a number of things, some of which are discussed above. In addition to all of the things you and your financial representative and tax advisor consider, please also consider the following two questions:

1.	Do I still need the guaranteed lifetime income provided by the Eligible Rider? If you do, and after consultation with your financial representative and tax advisor you conclude there are not other alternatives that fulfill your needs, then ALSO is most likely not appropriate for you. If, on the other hand, your circumstances have changed and the guaranteed lifetime income provided by the Eligible Rider is not important (or if there is an alternative or other income product that fulfills your needs), then you may want to consider ALSO and decide if it appropriate for you.
2.	Do I still need the death benefit provided by the Existing Policy? If you do, and after consultation with your financial representative and tax advisor you conclude there are not other alternatives that fulfill your needs, then ALSO is most likely not appropriate for you. If, on the other hand, your circumstances have changed and the death benefit provided by the Existing Policy is not important (or if there is an alternative or other death benefit that fulfills your needs), then you may want to consider ALSO and decide if it is appropriate for you.

How To Accept ALSO

If you decide you want to surrender your Existing Policy and want us to send you a check for the cash surrender value including the Enhancement Amount (with surrender charges waived), simply contact your financial representative who can assist you with the necessary steps. Remember that this may be a taxable event for you, so you should consult your tax advisor. To request a surrender, you must also send the Company the Existing Policy (unless lost or destroyed).

If you decide you want to trade in your Existing Policy for a New Policy, you should contact your financial representative, who will be able to explain the features of the New Policy and the terms of ALSO, and provide you with the proper forms and application necessary to complete the transaction. To request a trade in, you must send to the Company the Existing Policy (unless lost or destroyed) and all information needed to issue the New Policy.

If you decide you want to exchange your Existing Policy for another company’s life or annuity product, you should contact a financial representative for that company, return the Existing Policy (unless lost or destroyed), and return any forms provided to you by the other company that are necessary to complete this transaction.

Partial surrenders, trade ins and exchanges are not permitted under ALSO.

The Company reserves the right to suspend or terminate ALSO at any time. The Company also reserves the right to modify the terms of ALSO at any time prior to the receipt of your acceptance and other information necessary to process your transaction. The Company reserves the right to offer different or even more favorable terms and conditions to Existing Policy Owners through future offers. ALSO may not be available in all states.

Existing Policies:

Product	Policy Nos.
Advisor’s Edge® Variable Annuity	AV515 101 130 600
Advisor’s Edge Select® Variable Annuity	AV516 101 131 600
Dreyfus/Transamerica Triple Advantage® Variable Annuity	AV696 101 145 901; GNC-33-194; 1-502 11-194
Portfolio SelectSM Variable Annuity	AV288 101 95 796; AV721 101 149 1001
Premier Asset BuilderSM Variable Annuity	AV288 101 95 796; AV721 101 149 1001
Principal-PlusSM Variable Annuity	AV288 101 95 796
Privilege SelectSM Variable Annuity	AV288 101 95 796
Retirement Income BuilderSM Variable Annuity	AV288 101 95 796
Retirement Income BuilderSM II Variable Annuity	AV288 101 95 796
Retirement Income BuilderSM IV (also known as Retirement Income Builder-BAI Variable Annuity)	AV721 101 149 1001; AV865 101 167 103
The Atlas Portfolio Builder Variable Annuity	AV337 101 100 397
Transamerica Access Variable Annuity	AV432 101 114 199CRT; AV474 101 122 1099; AV487 101 122 1099
Transamerica ExtraSM Variable Annuity	AV950 101 175 603; AV710 101 147 102; AV630 101 138 101; AV464 101 121 799
Transamerica FreedomSM Variable Annuity	AV212 101 75 1292; AV212 101 75 395SP; AV265 101 89 396; AV339 101 101 497; AV400 101 107 198
Transamerica LandmarkSM Variable Annuity	AV201 101 65 189; AV254 101 87 196; AV320 101 99 197; AV376 101 106 1197; AV432 101 114 199; AV494 101 124 100; AV620 101 137 101; AV720 101 148 102
Transamerica Opportunity Builder (also known as Flexible Premium Variable Annuity – A	AV721 101 149 1001
Transamerica Preferred Advantage Variable Annuity	AV865 101 167 103
Transamerica Traditions (also known as Flexible Premium Variable Annuity – A)	AV721 101 149 1001; AV865 101 167 103
WRL Freedom Access® Variable Annuity	WL17
WRL Freedom Attainer® Variable Annuity	VA00010
WRL Freedom Bellwether® Variable Annuity	VA00010
WRL Freedom Conqueror® Variable Annuity	VA00010
WRL Freedom Enhancer® Variable Annuity	VA25
WRL Freedom Premier® Variable Annuity	WL18
WRL Freedom Variable Annuity	VA.02.06.88
WRL Freedom Wealth Creator® Variable Annuity	VA16

Comparison of the Existing Policy and the New Policy

This section is applicable to Eligible Owners considering trading in the Existing Policy for a New Policy. Set out below is a chart that provides a summary comparison of some of the important features of your Existing Policy and each possible New Policy. Do not rely solely on this chart in examining the differences between your Existing Policy and the New Policy; read and carefully consider the prospectus and other information pertaining to the New Policy. There may be additional differences important for you to consider prior to requesting a Trade In. Please note, this chart does not create or modify any existing rights or benefits all of which are only established by your Existing Policy.

You should consider the investment objectives, risks, charges and expenses of an investment in any policy carefully before investing. Each product prospectus as well as the underlying portfolio prospectuses contains this and other information about the variable annuities and underlying investment options. Your registered representative can provide you with prospectuses for one or more of these variable annuities and the underlying portfolios and can help you decide upon the product that would be most advantageous for you given your individual needs. Please read prospectuses carefully before investing.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Advisors Edge Variable Annuity Form No.: AV515 101 130 600

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥50,000)	$30 (reserves right to charge fee - waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	0.45%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; 6 Year Step-Up; Double Enhanced

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income MaxSM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income MaxSM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Death Distribution; Additional Death Distribution II

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Advisors Edge Select Variable Annuity Form No.: AV516 101 131 600

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (reserves right to charge fee - waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.30%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; 6 Year Step-Up; Double Enhanced

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Death Distribution; Additional Death Distribution II

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Dreyfus/Transamerica Triple Advantage Variable Annuity Form Nos.: AV696 101 145 901; GNC-33-194; 1-502 11-194

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (certain policies); $35 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.15% (certain policies only); 1.25%

Administrative Charge	0.15%	0.15%	0.15%	0.40% (certain policies only); 0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class (certain policies only); Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3.5% (certain policies only); 3% (certain policies only); 2%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; — return of premium value; — compounding value (certain policies only); and — anniversary value (certain policies only). (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annual Compounding; Annual Step-Up; Double Enhanced

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Liquidity Rider; Premium Accelerator; Additional Death Benefit; Additional Death Benefit II; Tax Relief

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Portfolio Select Variable Annuity Form Nos.: AV288, 101 95 796; AV721 101 149 1001

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.15%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial (certain policies only); Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3% (certain policies only) 2%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annual Step-Up; Annually Compounding (certain policies only); Enhanced (certain policies only

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Value Rider; Liquidity Rider; Beneficiary Earnings Enhancement; Beneficiary Earnings Enhancement Extra II

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Premier Asset Builder Variable Annuity Form Nos.: AV288 101 95 796; AV721 101 149 1001

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.15%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3% (certain policies only) 2%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annual Step-Up; Annually Compounding (certain policies only); Enhanced (certain policies only

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Value Rider; Liquidity Rider; Beneficiary Earnings Enhancement; Beneficiary Earnings Enhancement Extra II

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Principal-Plus Variable Annuity Form No.: AV288 101 95 796

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.10%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	Yes

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annual Step-Up; 5% Annually Compounding

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Beneficiary Earnings Enhancement; Beneficiary Earnings Enhancement Extra

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Privilege Select Variable Annuity Form No.: AV288 101 95 796

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.10%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annual Step-Up; 5% Annually Compounding

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Beneficiary Earnings Enhancement; Beneficiary Earnings Enhancement Extra

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Retirement Income Builder Variable Annuity Form No.: AV288 101 95 796

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.10%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: account value; and return of premium value. (subject to limitations)	Generally: account value (subject to limitations)	Generally: account value (subject to limitations)	Generally, the greater of: account value; and return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annual Compounding; Annual Step-Up

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Beneficiary Earnings Enhancement; Beneficiary Earnings Enhancement Extra; Beneficiary Earnings Enhancement Extra II

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Retirement Income Builder II Variable Annuity Form No.: AV288 101 95 796

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.10%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class (certain policies only); Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annual Compounding; Annual Step-Up

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Beneficiary Earnings Enhancement

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Retirement Income Builder IV Form Nos.: AV721 101 149 1001; AV865 101 167 103

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.10% (certain policies only); 1.15%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class (certain policies only); Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3% (certain policies only); 2%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annual Step-Up; Enhanced

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Beneficiary Earnings Enhancement; Beneficiary Earnings Enhancement Extra; Beneficiary Earnings Enhancement Extra II; Liquidity Rider; Value Rider

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	The Atlas Portfolio Builder Variable Annuity Form No.: AV337 101 100 397

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	None

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.25%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class (certain policies only); Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; — return of premium value; — compounding value (certain policies only); and — annual step-up (certain policies only). (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	None

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Beneficiary Earnings Enhancement; Beneficiary Earnings Enhancement – Extra,

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Access Variable Annuity Form Nos.: AV432 101 114 199CRT; AV474 101 122 1099; AV487 101 122 1099

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.30%

Administrative Charge	0.15%	0.15%	0.15%	0.40%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class (certain policies only); Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; — compounding value; and — anniversary value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annually Compounding; Annual Step-Up

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Death Distribution

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica EXTRA Variable Annuity Form Nos.: AV950 101 175 603; AV710 101 147 102; AV630 101 138 101; AV464 101 121 799

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$40 (waived if premiums less withdrawals ≥$100,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.60% (certain policies only); 1.35% (1.15% after the 9th policy year)

Administrative Charge	0.15%	0.15%	0.15%	0.40% (certain policies only); 0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3% (certain policies only); 1.5%

Premium Enhancement	No	No	No	Yes

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Double Enhanced (certain policies only); Step-up (certain policies only);

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Death Distribution; Additional Death Distribution +

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Freedom Variable Annuity Form Nos.: AV212 101 75 1292; Av212 101 75 395 SP; AV265 101 89 396; AV339 101 101 497; AV400 101 107 198;

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.10% (certain policies only) 1.35% (certain policies only)

Administrative Charge	0.15%	0.15%	0.15%	0.15% Distribution Financing Charge of 0.25% first ten policy years (certain policies only)

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class (certain policies only); Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value; (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annually Compounding (certain policies only); Annual Step-Up (certain policies only); Double Enhanced (certain policies only)

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Death Distribution; Additional Death Distribution +

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Landmark Variable Annuity Form Nos.: AV201 101 65 189; AV254 101 87 196; AV320 101 99 197; AV376 101 106 1197; AV432 101 114 199; AV494 101 124 100; AV620 101 137 101; AV720 101 148 102

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.15%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class (certain policies only); Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	4% (certain policies only); 3% (certain policies only); 2%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annual Step-Up; Double Enhanced

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Death Distribution; Additional Death Distribution +; Liquidity Rider

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Opportunity Builder Form No.: AV721 101 149 1001

Annual Contract Charge	$35 (waived if premiums less withdrawals≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.10%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3% (certain policies only) 2%

Premium Enhancement	No	No	No	Yes

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annual Step-Up; Double Enhanced

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Liquidity Rider; Beneficiary Earnings Enhancement; Beneficiary Earnings Enhancement Extra II

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Preferred Advantage Variable Annuity Form No.: AV865 101 167 103

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.15%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial (certain policies only); Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3% (certain policies only) 2%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annual Step-Up; Annually Compounding (certain policies only); Enhanced (certain policies only

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Value Rider; Liquidity Rider; Beneficiary Earnings Enhancement,; Beneficiary Earnings Enhancement Extra II

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Traditions Form Nos.: AV721 101 149 1001; AV865 101 167 103

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.15%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	2%

Premium Enhancement	No	No	No	Yes

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annual Step-Up; Enhanced

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Beneficiary Earnings Enhancement; Beneficiary Earnings Enhancement – Extra II; Liquidity Rider; Value Rider

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	WRL Freedom Access Variable Annuity Form No.: WL17

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.25%

Administrative Charge	0.15%	0.15%	0.15%	0.40%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Annually Compounding; Annual Step-Up

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Earnings Rider

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	WRL Freedom Attainer Variable Annuity Form No.: VA00010

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.10%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	4%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — highest anniversary value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	None

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Earnings Rider

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	WRL Freedom Bellweather Variable Annuity Form No.: VA00010

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.25%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	4%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; — 5% Growth (up to 200%); and — highest anniversary value (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	None

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Earnings Rider

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	WRL Freedom Conqueror Variable Annuity Form No.: VA00010

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.25%

Administrative Charge	0.15%	0.15%	0.15%	0.15%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	4%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — highest anniversary value. (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	None

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Earnings Rider

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	WRL Freedom Enhancer Variable Annuity Form No.: VA25

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.25%

Administrative Charge	0.15%	0.15%	0.15%	0.40%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	Yes

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; — return of premium value; and — annual step-up (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Compounding Minimum Death Benefit

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Earnings Rider

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	WRL Freedom Premier Variable Annuity Form No.: WL18

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30 (waived if premiums less withdrawals ≥$50,000)

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.00%

Administrative Charge	0.15%	0.15%	0.15%	0.40%

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; — return of premium value; and — monthly step-up (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	Compounding/Monthly Step-up

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Earnings Rider

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	WRL Freedom Variable Annuity Form No.: VA.02.06.88

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$30

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.25%

Administrative Charge	0.15%	0.15%	0.15%	None

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	4%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; — return of premium value; and — anniversary value (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	None

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Earnings Rider

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

	New Policies			Existing Policies**

	Transamerica Freedom Variable Annuity Form Nos.: AV864 101 165 103	Transamerica Principium II Variable Annuity w/Access Rider Form Nos.: AV1050 101 178 903; RDR 3 106	Transamerica Axiom Variable Annuity w/Access rider Form Nos.: AV1050 101 178 903; RDR 3 106	WRL Freedom Wealth Creator Variable Annuity Form No.: VA16

Annual Contract Charge	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35 (waived if premiums less withdrawals ≥$50,000)	$35

Mortality and Expense Risk Charge (prior to annuitization)	1.55%	0.70%	0.85% 0.35% (Access Rider)	1.40%

Administrative Charge	0.15%	0.15%	0.15%	None

Variable Investment Options Class	Service Class	Service Class	Service Class	Initial Class; Service Class

Guaranteed Minimum Annual Rate on the Fixed Account	2%	1.5%	1.5%	3%

Premium Enhancement	No	No	No	No

Standard Death Benefit	Generally, the greater of: — account value; and — return of premium value. (subject to limitations)	Generally: — account value (subject to limitations)	Generally: — account value (subject to limitations)	Generally, the greater of: — account value; — return of premium value; and — highest anniversary value (subject to limitations)

Optional Death Benefits*	Annual Step-Up	Return of Premium; Annual Step-Up	Return of Premium; Annual Step-Up	None

Optional Riders*	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Living Benefits Rider; Retirement Income Choice® 1.2; Retirement Income Max SM; Income Link® ; Additional Death Distribution; Additional Death Distribution +; Access Rider	Additional Earnings Rider

*There is an additional charge for these optional features.

**Eligible Riders are not listed in the Optional Riders Section.

You should review the prospectuses for the Existing Policy and the New Policy, as well as your Existing Policy including any riders and endorsements thereto, carefully with your personal financial representative and tax advisor before you submit a Trade In request to the Company. You may obtain an additional copy of an Existing Policy prospectus or New Policy prospectus free of charge by contacting us at (800) 525-6205.

This Prospectus Supplement must be accompanied or preceded

by the Prospectus for the

Flexible Premium Variable Annuity – O dated May 1, 2012